Exhibit 3.1

CERTIFICATE OF ELIMINATION

OF

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

OF

PURPLE INNOVATION, INC.

Pursuant to Section 151(g) of the
General Corporation Law of the State of Delaware

Purple Innovation, Inc., a Delaware corporation (the “Company”), does, as of this 27th day of April 2023, hereby certify as follows:

1.    Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”) and the authority conferred upon the Board of Directors of the Company (the “Board”) in accordance with the Company’s Second Amended and Restated Certificate of Incorporation, as amended (the “Charter”), and the Company’s Second Amended and Restated Bylaws, as amended, the Board adopted the following resolutions respecting the Company’s Series A Junior Participating Preferred Stock, which resolutions have not been amended or rescinded:

FURTHER RESOLVED, that no shares of Series A Junior Participating Preferred Stock, par value $0.0001 per share (“Series A Junior Participating Preferred Stock”) are outstanding, and no shares will be issued subject to the Certificate of Designation of Series A Junior Participating Preferred Stock previously filed with the Secretary of State of the State of Delaware on September 26, 2022 with respect to such Series A Junior Participating Preferred Stock (the “Series A Junior Participating Preferred Stock Certificate of Designation”);

FURTHER RESOLVED, that a Certificate of Elimination of the Series A Junior Participating Preferred Stock (the “Series A Junior Participating Preferred Stock Certificate of Elimination”) shall be filed with the Secretary of State of the State of Delaware; and

FURTHER RESOLVED, that when the Series A Junior Participating Preferred Stock Certificate of Elimination setting forth these resolutions becomes effective, it shall have the effect of eliminating from the Charter all matters set forth in the Series A Junior Participating Preferred Stock Certificate of Designation with respect to such Series A Junior Participating Preferred Stock, and all of the shares that were designated as Series A Junior Participating Preferred Stock shall be returned to the status of shares of preferred stock of the Company, without designation as to series.

2.    This Certificate of Elimination shall be effective as of 5:00 p.m. Eastern Standard Time on April 27, 2023 (the “Effective Date”).

3.     In accordance with Section 151(g) of the DGCL, effective as of the Effective Date, all matters set forth in the Series A Junior Participating Preferred Stock Certificate of Designation, are hereby eliminated from the Charter.

* * * * * * *

IN WITNESS WHEREOF, the Company has caused this Certificate to be signed by its duly authorized officer as of the date first written above.

PURPLE INNOVATION, INC.

By:	/s/ Casey K. McGarvey
	Name:	Casey K. McGarvey
	Title:	Chief Legal Officer, Secretary

Certificate of Elimination of Series A Junior Participating Preferred Stock